Exhibit 99.1

FOR IMMEDIATE RELEASE October 22, 2004 FOR FURTHER INFORMATION CONTACT DAVID A. BOCHNOWSKI (219) 853-7575

NORTHWEST INDIANA BANCORP REPORTS

QUARTERLY EARNINGS INCREASE

     Munster, Indiana — - NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported net income of $1.6 million, or $0.59 earnings per basic and $0.58 earnings per diluted share for the quarter ended September 30, 2004, compared to $1.5 million, or $0.56 earnings per basic and $0.55 earnings per diluted share for the same period a year earlier. The current quarter net income represented a 5.7% increase over the third quarter net income reported during the prior year.

     For the nine months ended September 30, 2004 the Bancorp reported net income of $4.6 million, or $1.68 earnings per basic and $1.66 earnings per diluted share compared to $4.5 million, or $1.62 earnings per basic and $1.60 earnings per diluted share for the same period a year earlier. The net income represented a 4.4% increase over the nine month earnings reported during the prior year.

     The current quarter net income represented a return on average assets (ROA) of 1.19% and return on average equity (ROE) of 15.18%, while ROA for the nine months was 1.17% and ROE was 14.55%.

     David Bochnowski, Chairman and Chief Executive Officer, attributed the Bank’s performance to consistent core earnings, increased noninterest income from banking activities and asset quality.

     Total assets increased $31.5 million, or 6.2%, to $540.3 million during the current nine months. Investment portfolio growth totaled $19.7 million, while loan growth totaled $5.7 million. During the current quarter, $12.2 million in twenty and thirty year fixed rate mortgages were sold as a part of a balance sheet restructuring strategy designed to reduce interest rate risk. The sale resulted in a gain of $132 thousand. Additionally, core deposits and low cost borrowings were utilized to fund asset growth. Core deposits, which include checking, savings and money market accounts increased $16.7 million or 7.2%. Balances in these accounts represented 56.2% of the Bancorp’s total deposits at September 30, 2004.

     “Peoples Bank continues to actively manage our balance sheet in response to the slow pace of the economy and the prospect for a continued rise in interest rates,” Bochnowski said.

     “Since 1910 Peoples Bank has been committed to community banking in Northwest Indiana. Our core earnings, asset quality, and operating efficiencies chart a strategic course for Peoples to continue as a locally owned bank serving the financial needs of our customers and our community,” Bochnowski noted.

     Net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $5.0 million for the current quarter, compared to $4.8 million for the quarter ended September 30, 2003, an increase of 3.3%. For the nine months ended September 30, 2004, net interest income totaled $14.7 million compared to $14.0 million for the same period a year earlier, an increase of 5.1%.

     Despite the current general economic pressures, the Bancorp’s non-performing loans to total assets remains at the manageable level of 0.26%. Loan loss provisions taken during the current period reflects both the directional movement of non-performing loans and loan growth. The Bancorp’s allowance for loan losses was 0.91% of total loans at September 30, 2004.

     Noninterest income from banking activities has increased 11.4% for the nine months ended September 30, 2004. The current year’s increase is due to increased income from fees and service charges, increased income from trust operations, and gains taken on the sales of securities. Current year income has also been impacted by a decrease in gains from loan sales of $187 thousand because of the change in the current interest rate environment.

     At September 30, 2004, shareholders’ equity stood at $43.6 million or 8.1% of total assets. The book value of the Bancorp’s stock stood at $15.74 per share.

     The NorthWest Indiana Bancorp stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank has offices in East Chicago, Dyer, Hammond, Hobart, Merrillville, Munster, and Schererville, Indiana. The Bank’s website at www.ibankpeoples.com provides information on the Bank’s products, services, interest rates and investor relations.

     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, competition, and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2003. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Consolidated Balance Sheets
(Dollars in Thousands)

	September 30,
	2004	December 31,
	(unaudited)	2003
Assets
Cash and cash equivalents	$14,612	$16,070
Available-for-sale securities	73,732	60,806
Held-to-maturity securities	9,705	2,927
Federal Home Loan Bank Stock	2,873	2,775
Loans held for sale	—	75
Loans receivable	415,506	409,808
Less: allowance for loan losses	(3,767)	(3,787)

Net loans receivable	411,739	406,021
Premises and equipment	14,176	14,419
Foreclosed real estate	101	—
Other assets	13,355	5,682

Total assets	$540,293	$508,775

Liabilities and Stockholders’ Equity
Deposits	$442,146	$421,640
Borrowed funds	50,402	40,895
Accrued expenses and other liabilities	4,160	4,686

Total liabilities	496,708	467,221
Stockholders’ Equity	43,585	41,554

Total liabilities and stockholders’ equity	$540,293	$508,775

Consolidated Statements of Income
(Dollars in Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2004	2003	2004	2003
Total interest income	$6,682	$6,582	$19,813	$19,774
Total interest expense	1,722	1,782	5,076	5,752

Net interest income	4,960	4,800	14,737	14,022
Provision for loan losses	110	100	245	360

Net interest income after provision for loan losses	4,850	4,700	14,492	13,662

Total noninterest income	968	685	2,489	2,235
Total noninterest expenses	3,368	2,958	9,909	8,828

Income before income tax expenses	2,450	2,427	7,072	7,069
Income tax expenses	818	883	2,425	2,616

Net Income	$1,632	$1,544	$4,647	$4,453

Selected Financial Data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Earnings per common share:
Basic	$0.59	$0.56	$1.68	$1.62
Diluted	$0.58	$0.55	$1.66	$1.60
Net interest margin	3.90%	4.06%	3.95%	4.06%
Return on average assets	1.19%	1.23%	1.17%	1.22%
Return on average equity	15.18%	15.18%	14.55%	14.77%

	At
	September 30,	September 30,
	2004	2003
Stockholders’ equity as a percent of total assets	8.07%	7.76%
Book value per share	$15.74	$14.88